BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090204

Filed in the office of	Document Number
Barbara K. Cegavske	20170349505-56
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 08/14/2017 8:45 AM
	Entity Number E0240252009-2

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

HPIL Holding

2. The articles have been amended as follows: (provide article numbers, if available)

Article IV has been amended and restated as set forth on Exhibit 1 attached hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 84.8%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [redacted]

Signature of Officer

*If any proposed amendment would [redacted] any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT 1

ARTICLE IV - CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is ten billion, seven hundred three million (10,703,000,000) which shall consist of:

A. Three Million Ten (3,000,010) shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"); and

B. Ten billion, six hundred ninety-nine million, nine hundred ninety-nine thousand, nine hundred ninety (10,699,999,990) shares of common stock, par value $0.0001 per share (the "Common Stock").

The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class or series of capital stock of the Corporation, shall be as provided in this Article IV. Unless otherwise indicated, all Section references in this Article IV shall refer to the corresponding Sections in said Article.

A. "PREFERRED STOCK".

1. Designation.

(a) **Series A Preferred.** A total of 10 shares of the Corporation's Preferred Stock shall be authorized as a series known as Series A Preferred Stock, par value $0.0001 per share (the "Series A Stock").

(b) **Series B Preferred.** A total of 3,000,000 shares of the Corporation's Preferred Stock shall be authorized as a series known as Series B Preferred Stock, par value $0.0001 per share (the "Series B Stock").

2. Voting.

(a) **Series A Stock.** The holders of Series A Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall vote with holders of Common Stock, voting together as a single class upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof or by law.

If at least one share of Series A Stock is issued and outstanding, then the total aggregate issued shares of Series A Stock at any given time, regardless of their number, shall have voting rights equal to four times the total number of shares of Common Stock which are issued and outstanding at the time of voting.

Each individual share of Series A Stock shall have the voting rights equal to four times the sum of all shares of Common Stock issued and outstanding at the time of voting divided by the number of shares of Series A Stock issued and outstanding at the time of voting, upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote.

(b) **Series B Stock.** Series B Stock shall have no voting rights.

3. Dividends. The holders of shares of Series A Stock and Series B Stock shall be entitled to receive, out of funds legally available therefor, at such times and in such amounts as the board of directors may determine in its sole discretion.

4. Conversion. The holders of the shares of Preferred Stock shall have the following conversion rights:

(a) **Series A Stock.** Each individual share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock equal to: [all shares of Common Stock issued and outstanding at time of conversion, plus all shares of Series B Preferred Stocks issued and outstanding at time of conversion] divided by four (4) and divided again by the total number of shares of Series A Preferred Stock issued and outstanding at the time of conversion.

(b) **Series B Stock.** A holder of shares of Series B Stock shall be entitled at any time, upon written election to the Corporation, without payment of any additional consideration, to cause any or all of its shares of Series B Stock to be converted on a 50 for 1 basis into Common Stock.

(c) **Method of Conversion.** Upon the election by a holder of shares of Preferred Stock to effect a conversion, such holder shall surrender the certificate or certificates representing the shares of Preferred Stock being converted, duly assigned

or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Preferred Stock by the Corporation, or in the event the certificate or certificates are lost, stolen or missing, shall deliver an Affidavit of Loss with respect to such certificates. The issuance by the Corporation of shares of Common Stock upon such a conversion shall be effective as of the surrender of the certificate or certificates for the shares of Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or as of the delivery of an Affidavit of Loss.

(d) **Fractional Shares.** The Corporation shall not be obligated to deliver to any holder of shares of Preferred Stock any fractional share of Common Stock issuable upon any conversion of such shares (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted), but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

(e) **Reservation of Stock Issuable Upon Conversion.** The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f) **No Closing of Transfer Books.** The Corporation shall not close its books against the transfer of shares of Preferred Stock in any manner which would interfere with the timely conversion of any shares of Preferred Stock.

(g) **Issuance Tax.** The issuance of certificates for shares of Common Stock upon conversion of shares of the applicable series of Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

5. **Dividends and Stock Splits.** If the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the conversion ratio shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

B. "Common Stock".

1. **Designation.** A total of 10,997,999,990 shares of the Corporation's capital stock shall be designated as common stock, par value $0.0001 per share.

2. **Voting.** The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and, for so long as any share of Series A Stock remains outstanding, shall vote together with the holders of Series A Stock, as a single class, upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote.

3. **Dividends.** Subject to the rights of holders of Preferred Stock, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the board of directors may determine in its sole discretion.

4. **Liquidation.** Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of shares of Preferred Stock are entitled with respect to the distribution of assets, the holders of shares of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

5. **Fractional Shares.** The Corporation may not issue fractional shares of Common Stock or Preferred Stock.